UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dell Inc.

(Exact name of registrant as specified in its charter)

Michael S. Dell

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July 24, 2013 – Michael Dell today issued an open letter to the shareholders of Dell Inc. The full text of the letter is as follows:

Dear Fellow Shareholders,

You have undoubtedly read many stories about our efforts to take Dell private. I wanted you to hear directly from me.

I believe that taking Dell private is the right thing to do for the company. We need to transform, and we need to do it quickly. The transformation is not without risks and challenges, and I believe that we can do what we need to do better as a private company than a public company.

When I came to the Dell board last August to ask if the board would consider the possibility of a going private transaction, I understood that the independent directors would control the process, and I made clear that I was ready to partner with whoever would pay the highest price. I encouraged every interested party to pay the highest price they could.

After one of the most thorough processes in history, the highest price that any of the parties was willing to pay was $13.65 per share. Although no other party has offered to pay more than $13.65 per share, Silver Lake and I have now increased our offer to $13.75 per share, an increase to public shareholders of approximately $150 million, which is our best and final offer.

I believe this offer is in the best interests of the company and our shareholders. Certain other parties have been proposing alternatives such as leveraged recapitalizations, sales of assets and other steps that I believe would be destructive to the company and that I do not and will not support.

The decision is now yours. I am at peace either way and I will honor your decision. Our agreement requires the vote of a majority of the unaffiliated shares – your shares – to approve the transaction. Unfortunately, our agreement also provides that shares that do not vote count as votes against the transaction. Currently, over 25% of the unaffiliated shares have not voted. This means that even if a majority of the unaffiliated shares that vote on the transaction want to accept our offer, the will of the majority may be defeated by the shares that do not vote. I think this is clearly unfair.

When we offered to increase our bid to $13.75 per share, we also asked the Special Committee of the Board to change this unfair vote standard and allow the will of the majority of the unaffiliated shares that vote on the transaction to control the outcome. Particularly given the efforts of others to promote alternative transactions, and the ability of those parties to vote their shares when my shares do not count, it makes no sense whatsoever to skew the playing field even further by counting shares not voting as if they supported the opposition group.

If the Special Committee agrees to our increased bid of $13.75 per share, and agrees to create a fair and level playing field in which you can decide, I will look forward to your decision.

Sincerely,

/s/ Michael S. Dell

Additional Information and Where to Find It

In connection with the proposed merger transaction, Dell Inc. (the “Company”) filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financialreporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

Michael S. Dell, directly or through one or more affiliates or representatives, may be deemed a “participant” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about Michael S. Dell in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on May 31, 2013.